Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Doses Initial Patient in Phase 2 Clinical Trial

of Solithromycin in NASH

CHAPEL HILL, N.C. – January 5, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced first patient dosing in a Phase 2 clinical trial exploring the use of solithromycin in nonalcoholic steatohepatitis (NASH). Inflammation plays a key role in the progression of NASH, and the immunomodulatory and anti-NASH activity that has been observed with solithromycin in a murine diabetic NASH model may provide a treatment benefit to patients.

“The commencement of this clinical trial represents an important potential step in furthering our understanding of solithromycin’s mechanism of action beyond anti-bacterial effects,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “There is a great need to develop medicines that target the hepatic inflammation caused by NASH and an effective immunomodulatory treatment may reduce disease progression in this serious condition.”

Phase 2 NASH Clinical Trial Design

NASH occurs in approximately 10% to 20% of patients with nonalcoholic fatty liver disease (NAFLD) and increases the risk for development of hepatic complications such as cirrhosis and hepatocellular carcinoma. This Phase 2 open label study will enroll up to 15 patients with NASH without cirrhosis between 18 and 70 years of age. Patients on study will receive 400 mg (2x 200 mg capsules) of solithromycin once daily for 13 weeks. All patients will undergo a liver biopsy at baseline and upon completion of the study. The primary efficacy measure will be change in liver histology as measured by the NAFLD Activity Score (NAS). Fibrosis, ballooning degeneration, and markers of liver inflammation will also be evaluated, along with safety and tolerability. The trial is expected to complete patient enrollment by the end of 2016.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant bacterial strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, Haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to three ribosomal sites is expected to limit resistance development.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACTS:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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